Exhibit 99.1

OMEGA FLEX, INC.

Manufacturer of flexible metal hose and gas piping products

Exton, Pennsylvania	Contact: Kevin R. Hoben
February 17, 2016	(610) 524-7272

PRESS RELEASE

Omega Flex today reported its results of operations for the Fourth Quarter, 2015:

	OMEGA FLEX, INC. (OFLX)
	Twelve Months Ended December 31,		Three Months Ended December 31,

	2015	2014	2015	2014

Net Sales	$93,278,000	$85,219,000	$26,113,000	$24,921,000

Net Income	$15,788,000	$13,462,000	$4,744,000	$4,337,000

Earnings Per Share – Basic and Diluted	$1.56	$1.33	$0.47	$0.43

Weighted Average Shares – Basic and Diluted	10,091,822	10,091,822	10,091,822	10,091,822

Kevin R. Hoben, President and CEO, announced that the Company’s Net Sales for 2015 were 9.5% higher than last year, increasing to $93,278,000 from $85,219,000 for the periods ending December 31, 2015 and 2014, respectively.  Net Sales for the three months ended December 31, 2015 increased 4.8% over the same period in 2014.

The Company’s Net Income for 2015 was $15,788,000, compared to $13,462,000 during the same period last year, increasing 17.3%.  For the quarter, Net Income was up 9.4% over last year.

The Company has seen steady growth in sales and income in each respective year since 2010, after persevering through the economic downturn, which was particularly tough on our construction related interests.  While the economy and in particular the housing sector has still not seen building attain the levels achieved during its peak, the Company has indeed managed to reach historical heights in sales and profitability this year.  From its inception, the Company has looked to expand its market share by introducing innovative products, starting with highly successful products such as TracPipe® gas piping, and the AutoFlare® fitting.  In 2011, the Company transformed the flexible gas piping market by exclusively offering the highly advanced and lightning resistant TracPipe® CounterStrike® product within the United States.  Most recently the Company introduced the industry’s most progressive fitting, AutoSnap®, another unique product which improves the speed and ease of installation.  Additionally, the Company has focused on diversification by utilizing new products, markets and territories.  This is being achieved through the addition of new products such as DoubleTrac® and DEF-Trac® double-containment piping systems, used in refueling and auxiliary power generation markets, and by international expansion.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Omega Flex to control.  Certain statements in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995 that are not historical facts, but rather reflect Omega Flex’s current expectations concerning future results and events.  The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements.  Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Omega Flex (or entities in which Omega Flex has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this news release.  Omega Flex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.